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                   KELLWOOD (NYSE) SIGNS AGREEMENT TO ACQUIRE
                KORET OF CALIFORNIA, INC. AND FRITZI CALIFORNIA
                            WITH STOCK TRANSACTIONS;
            ACQUISITIONS TO ADD OVER $400 MILLION TO KELLWOOD SALES;
                   KELLWOOD RESCINDS ITS STOCK REPURCHASE PLAN


ST. LOUIS, Missouri, December 1, 1998   Kellwood Company (NYSE) announced today
the signing of definitive agreements to acquire two San Francisco-based
companies   Koret of California, Inc. and Fritzi California.  These two
acquisitions will collectively increase Kellwood's sales by over $400 million, according to Hal J. Upbin, president and chief executive officer.

     Founded in 1938, Koret, a privately-held company, with sales of approximately $300 million, is a leading designer, manufacturer and distributor of moderately-priced women's coordinated sportswear under the Koret(R) of California and Napa Valley(R) brand names. Koret(R) of California is considered to be one of the top three moderately-priced women's sportswear brands in North America. Sold through the department store and specialty store channels of distribution, Koret(R) sportswear targets primarily women over the age of 45.

     In addition to its sportswear business, Koret also consists of several other divisions. New Campaign, Inc., markets belts, small leather goods, and briefcases as licensee for Polo Ralph Lauren(R). Koret Outlet Stores division operates the company's outlet stores located across the United States, and Jax, a Canadian-based apparel company, markets sportswear at better and bridge price points for the Canadian and U.S. markets. Koret has recently launched its first collection of handbags and small leather goods under the Carolee(R) label under a license with Carolee Designs.

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Martin J. Granoff and Steven Rudin, Koret's chairman and president, respectively, stated, "We are very pleased with the transaction and the positive impact that being part of Kellwood will have on Koret's shareholders, employees, customers and suppliers. The compatibility of Kellwood and Koret's corporate cultures and business philosophies were key ingredients in the decision to proceed."

     Upbin added, "The acquisition of Koret clearly positions Kellwood as the leader in moderately-priced women's sportswear while at the same time expanding, and filling a void, in our product offerings. Koret's coordinated women's sportswear complements our very successful Sag Harbor(R) brand, which hangs in the related separates area and retails at the lower end of moderate price points. This acquisition broadens our range of sportswear at moderate price points, extending it to the upper end as well."

     "This acquisition will enhance and grow Kellwood's overall business three ways: It further balances our channel and customer mix, provides us with a Canadian base to expand our position with retailers in North America, and introduces us into the accessories arena, a category we have been pursuing for some time," commented Upbin.

     Founded in 1947, Fritzi California, with sales in excess of $100 million, is a leading designer, manufacturer and distributor of dresses and sportswear for juniors and girls. The dresses and sportswear are sold through department and specialty store channels of distribution under the My Michelle(R) and jaclyn b.(TM) brands for juniors targeting an age range of 12 to 29, and under the My Michelle(R) and You Babes(R) brands for girls ages 6 to 14.

     "We are excited about the synergies Kellwood and Fritzi will create with this acquisition. With the combination of these two companies, there will be a great potential for increased sales and expansion of market share," commented Valli Benesch and Bob Tandler, Fritzi co-chief executive officers. Benesch and Tandler also serve respectively as chairman and president.

     "The Fritzi acquisition extends Kellwood's reach in two categories, juniors and young girls, where we have had limited exposure. Through our analysis of consumer demographics and market research, we determined these were categories we should be in and that would support continued growth. This addition will also better balance Kellwood's channel and customer mix," stated Upbin.

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"Both Koret and Fritzi will benefit from our Vision 2000 initiatives in the areas of purchasing and sourcing, warehousing and distribution, and shared administrative services, as well as other marketing and financing synergies," commented Upbin.

     Kellwood stock will be used to acquire both companies. Koret will be accounted for as a pooling of interests, and Fritzi California will be accounted for as a purchase of assets. Pending shareholder approval of the Koret of California, Inc. transaction, Kellwood will issue approximately 6,085,000 new shares to acquire both companies, which will increase basic shares to approximately 27,700,000; and diluted shares to approximately 28,100,000. The transactions are anticipated to be completed during January 1999. The Company also announced that it rescinded its September 30, 1996 Stock Repurchase Plan in November 1998.

     Kellwood Company (NYSE: KWD) is a leading marketer, merchandiser and manufacturer of apparel and recreational camping products. For more about Kellwood, visit the Company's web site at www.kwdco.com.

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